EXHIBIT 99.1
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SPIRE CORPORATION NEWS RELEASE

            SPIRE CORPORATION APPOINTS DR. CHRISTIAN DUFRESNE AS CFO

Bedford, MA -- May 24, 2006 -- Spire Corporation (Nasdaq: SPIR), today announced that Dr. Christian Dufresne has been appointed to the position of Chief Financial Officer, replacing James F. Parslow.

Dr. Dufresne has been with Spire for six years. Most recently, he has served as Vice President - Corporate Planning at Spire Corporation, and has previously held the position of Chief Financial Officer of Spire Biomedical. In his role as Vice President - Corporate Planning, Dr. Dufresne has taken a leadership role in defining the strategic direction of the Company and also led the Company's recent financing. In his new position he will continue to focus on development and execution of strategies for corporate growth.

Roger G. Little, Chairman and CEO of Spire Corporation, said, "Chris has demonstrated leadership and fiscal responsibility at Spire, at both the product line and corporate levels. I am confident in his abilities to plan and manage the Company's finances."

Dr. Dufresne has a doctorate in economics from Clark University with a concentration in industrial organization and finance. Prior to working with Spire Corporation, he was a Consultant for Stratford Associates, a market research firm that performs economic market modeling for Fortune 500 companies.

Dr. Dufresne will be supported by a new Chief Accounting Officer, yet to be identified, who will be responsible for all accounting issues including compliance with Sarbanes-Oxley requirements.


About Spire Corporation
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Spire Corporation is a diversified technology company providing innovative solar energy manufacturing equipment, biomedical devices and optoelectronic components. Spire offers full, turnkey solutions for wafer, cell and module manufacturing equipment for the solar photovoltaic industry worldwide. For more information visit www.spirecorp.com.

Contact:   Spire Corporation
           Roger G. Little, Chairman & CEO
           Tel. 781-275-6000

Certain matters described in this news release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in the Company's Form 10-KSB filed with the Securities and Exchange Commission.